AMENDMENT No. 2
TO
CONVERTIBLE PROMISSORY NOTE

This AMENDMENT No. 2 (this "**Amendment**") is entered into by and between Company and Holder (each as defined below), effective as of January 30, 2023 (the "**Effective Date**"), binding on the undersigned parties as of that date.

RECITALS

Digerati Technologies, Inc. ("**Company**") and LGH Investments, LLC ("**Holder**") entered into that certain Convertible Promissory Note (the "**Note**") dated January 21, 2022 in the amount of $230,000.00 (the "**Loan Amount**"). Capitalized terms not otherwise defined have the meaning set forth in the Note.

WHEREAS, Holder and Company entered into Amendment No. 1 to the Note on October 21, 2022;

WHEREAS, the parties have agreed to extend the maturity date of the Note subject to the conditions contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. **Extension of Maturity Date**. The Maturity Date of the Note is amended and extended to May 30, 2023.

2. **Compensation for Extension**. In exchange for the extension of the Maturity Date, $30,000.00 shall be added to the principal amount outstanding on the Note between the Company and Holder as of the Effective Date hereof and the Company shall issue Holder 300,000 (three hundred thousand) shares of Common Stock.

3. **Conversion of Note.** Section 3 of the Note shall be permanently replaced with the following:

(3) CONVERSION OF NOTE. The Holder shall have the right, but not the obligation, to convert the Outstanding Balance into shares of the Company's Common Stock, on the terms and conditions set forth in this Section 3.

(a) Conversion Right. The Holder shall have the right, on any calendar day, at any time on or following the earlier of (i) May 12th , 2023 or (ii) sixty (60) calendar days after listing on Nasdaq or the New York Stock Exchange to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(b), at the Conversion Price (as defined below). The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to this Section 3(a) shall be equal to the quotient of dividing the Conversion Amount by the Conversion Price. The Company shall not issue any fraction of a share of

Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer agent fees, legal fees, costs and any other fees or costs that may be incurred or charged in connection with the issuance of shares of the Company's Common Stock to the Holder arising out of or relating to the conversion of this Note.

(i) "Conversion Amount" means the portion of the Original Principal Amount and Interest to be converted, plus any penalties, redeemed or otherwise with respect to which this determination is being made.

(ii) "Conversion Price" shall equal $0.10 (ten) cents subject to adjustment as provided in this Note.

4. Effectiveness; Conflict. Except as modified hereby, the Note and terms thereof shall remain in full force and effect. On and after the effectiveness of this Amendment, each reference in the Notes to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Note, as amended by this Amendment. To the extent the terms of this Amendment conflict with any provision of the Note or any of the documents referenced therein, then the provisions of this Amendment shall control.

5. Counterparts. This Amendment may be executed by facsimile transmission and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

COMPANY

DIGERATI TECHNOLOGIES, INC.

Arthur L. Smith

BY: Arthur L. Smith (Jan 31, 2023 15:35 CST)

Chief Executive Officer

HOLDER

LGH INVESTMENTS, LLC

BY:

Managing Member